UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) April 11, 2005


                         Calypte Biomedical Corporation
                         ------------------------------
               (Exact name of Company as specified in its charter)


Delaware                            000-20985                  06-1226727
--------                            ---------                  ----------
(State or Other Jurisdiction)       (Commission             (I.R.S. Employer
of Incorporation)                   File Number)             Identification)


               5000 Hopyard Rd., Suite 480, Pleasanton CA   94588
              -----------------------------------------------------
               (Address of principal executive offices)   (Zip Code)

       Registrant's telephone number, including area code: (925) 730-7200


                                       N/A
          (Former name or former address, if changed since last report)

|_| Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

ITEM 2.05     COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On April 11, 2005, the Board of Directors (the "Board") of the Registrant (the "Company") approved a restructuring plan under which the Company will consolidate its operations and discontinue the production of its HIV-1 Urine EIA and supplemental HIV-1 Western Blot serum and urine diagnostic tests that are currently manufactured at its facility in Rockville, Maryland. The Company notified employees affected by the restructuring on April 19, 2005. Although the EIA and Western Blot products are strong diagnostic tools with an established market niche, the restructuring plan directs the Company to focus its efforts and resources on its rapid HIV diagnostic and HIV-1 BED Incidence tests. The plan directs management to pursue options ranging from selling the Company's urine EIA and Western Blot business, in which case the acquirer would likely continue to operate the Rockville facility, to terminating the employees and discontinuing manufacturing operations at the Rockville facility pending a final determination of its disposition.

In conjunction with the implementation of its restructuring plan, on April 18, 2005, the Company entered into a non-binding letter of intent to sell its urine EIA, serum Western Blot and urine Western blot diagnostic test business. The terms of the proposed transaction are currently being negotiated and the Company expects to execute a definitive agreement during the second quarter of 2005.

Additionally, the restructuring plan calls for the Company to close its corporate headquarters in Pleasanton, California and re-staff those functions at a facility the Company plans to lease in the vicinity of Portland, Oregon, where most of the Company's research & development staff is presently based. Current headquarters staff will be retained for the period required to provide an orderly transition. The Board approved the restructuring plan in an effort to reduce the Company's cash burn rate and thereby prolong the resources acquired in its recent Secured 8% Convertible Note financing by consolidating its operations and focusing its capital resources on the global launch of its rapid test product line, initially slated for international introduction.

Because of the uncertainty resulting from the range of possible alternatives with respect to the Company's urine EIA and Western Blot products business, including its potential sale under formalized terms of the letter of intent, the Company cannot currently estimate costs, if any, that may be incurred with respect to the Rockville facility and the related manufacturing equipment and product inventories. Further, certain alternatives may be subject to approval of the holders of the Company's recently issued Secured 8% Convertible Notes. Should a transaction under the letter of intent not be consummated, the Company might incur costs to decommission the facility; on-going facility lease costs, until and if sub-lease opportunities are available; costs associated with the disposition of excess or obsolete inventories and supplies; and on-going lease or lease termination costs associated with leased equipment. The Company will provide estimates of restructuring-related costs when such costs can be reasonably estimated by filing an amendment to this Current Report on Form 8-K. Whether or not the Company consummates a transaction for its urine EIA and Western Blot products business, the cost of terminating employees at its Rockville and Pleasanton locations, including payment of accrued vacation expense, is expected to be approximately $500,000, essentially all of which will be paid in 2005. In the absence of sublease opportunities, the Company is also liable for approximately $190,000 in lease costs from the expected July 2005 closure of its Pleasanton office through the June 2007 expiration of the lease.


Included herein as Exhibit 99.1 is the Company's press release issued April 21, 2005 which announced the restructuring plan.


ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

      (c)   Exhibits

            Exhibit No.                Description
            -----------                -----------
                99.1         Press release dated April 21, 2005.
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                               SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  Pleasanton, California
       April 21, 2005

                            Calypte Biomedical Corporation

                        By: /s/  Richard D. Brounstein
                           -----------------------------------------
                            Richard D. Brounstein
                            Executive Vice President and Chief Financial Officer